Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES COMPLETION OF THE ACQUISITION OF A WAREHOUSE FACILITY

NEW YORK, NEW YORK (August 30, 2006) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that it has completed the acquisition, as of the close of business on August 29, 2006, of an approximately 300,000 square foot warehouse facility in Manchester, Connecticut.  The purchase price of $13.5 million was paid in cash at closing principally using the proceeds Griffin received from its recently completed sale of approximately 130 acres of undeveloped land in the New England Tradeport, Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut.  The warehouse facility was owner occupied prior to this transaction but was vacant at closing and is being marketed for lease by Griffin Land, Griffin’s real estate division.  This acquisition will increase the square footage in Griffin Land’s portfolio of warehouse and light industrial properties by approximately 30%.

Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.